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                                                                    EXHIBIT 99.1

[BRIGHAM EXPLORATION COMPANY LOGO]
                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION CLOSES FINANCINGS TO FUND 2000 DRILLING PROGRAM

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         Austin, TX -- (Business Wire) - February 22, 2000 -- Brigham
Exploration Company (NASDAQ:BEXP) today announced that it has entered into a series of financing agreements that provide funding for its planned 2000 capital expenditure program and working capital obligations. These transactions include
(i) a restructuring of its senior credit facility to provide from $14 million to $19 million in borrowing availability, (ii) amendments to the terms of its senior subordinated notes to provide for the restructured credit facility and additional financial flexibility, and (iii) the issuance of $4.5 million of common stock and warrants to purchase common stock in a private placement. Through these related financing transactions, Brigham has secured a total of $18.5 million to $23.5 million in capital availability to fund its planned $20 million drilling program in 2000.

         Brigham has entered into an amended senior credit facility with its existing lenders, Bank of Montreal and Societe Generale, and a new lender, Shell Capital Inc. This amended facility provides the Company with $70 million in borrowing availability for a three-year term, an increase from the $56 million in availability under the existing facility. If Brigham exceeds certain asset value and interest coverage tests in the second or third quarters of 2000, the total borrowing availability under this credit facility will increase to $75 million. Borrowings under the senior credit facility in excess of $45 million are convertible into shares of Brigham common stock in the following amounts:
(i) the first $10 million of borrowings is convertible at $3.90 per share, (ii) the second $10 million is convertible at $6.00 per share and (iii) the final $10 million is convertible at $8.00 per share. All borrowings under the senior credit facility bear interest at annual rates of LIBOR plus 3.00%, or approximately 8.875% based on current LIBOR rates.

         In its amendments to the terms of its outstanding $45.5 million of senior subordinated notes due 2003 (the "Notes"), the Company has been granted an extension of its right to pay interest through the issuance of additional Notes in lieu of cash (or "in-kind") through the third quarter of 2000, and potentially through the fourth quarter of 2000 if certain conditions are met. In exchange for the amendments to the Notes, the Company has agreed to grant to the holders of the Notes a term overriding royalty interest that provides for the limited right to receive 4%, or 3% if certain conditions are met, of the Company's net production revenue to reduce any Notes that have been or will be issued as interest paid in-kind.

         Brigham has also agreed to issue 2,195,122 shares of common stock and 731,707 warrants to purchase common stock for total consideration of $4.5 million in a private placement to a group of institutional investors led by affiliates of two members of the Company's board of directors. The equity sale consists of units that include one share of common stock priced at $2.05 per share and one-third of a warrant to purchase Brigham common stock at an exercise price of $2.5625 per share with a three-year term. Pricing of this private equity placement was based on the average market price of Brigham common stock during a twenty trading day period prior to issuance.

         Curtis Harrell, the Company's Chief Financial Officer, stated, "We are pleased to announce the closing of this significant series of coordinated financing transactions for our Company. Despite the recent improvements in market prices for crude oil and natural gas, capital available for investment in exploration and production firms remains a challenge for our sector. We view the investments by Shell Capital, a sophisticated, high-quality energy investor, and members of our board of directors to be indicative of the substantial value that exists in our undrilled prospect inventory. Through this combination of debt and equity financings, we have successfully raised the capital necessary to fund our planned drilling projects in 2000. We have positioned Brigham to continue to create value through the execution of our balanced exploration and development drilling program which should yield further opportunities to improve our capitalization and capital resources during 2000."

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.



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FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the Company's filings with the Securities and Exchange Commission.

Contact:    Christopher A. Phelps, Vice President - Finance & Strategic Planning
            (512) 427-3300 / investor@bexp3d.com